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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form S-1 of Dresser-Rand Group Inc. of our report dated May 12, 2005 relating to the consolidated financial statements and financial statement schedule of Dresser-Rand Group Inc. (Successor) and our report dated May 12, 2005 relating to the combined financial statements and financial statement schedule of Dresser-Rand Company (Predecessor), incorporated by reference in such Registration Statement from the Registration Statement on Form S-1 (File No. 333-124963). We also consent to the references to us under the headings "Summary Historical and Pro Forma Financial Information", "Selected Historical Financial Information" and "Experts" incorporated by reference in this Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Buffalo, New York
August 4, 2005